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                                                                    EXHIBIT 99.1


                       COMMERCIAL METALS COMPANY ANNOUNCES
             PROPOSED PRIVATE OFFERING OF $200 MILLION SENIOR NOTES

         Dallas -- November 6, 2003 -- Commercial Metals Company (CMC: NYSE), headquartered in Irving, Texas, today announced that it is proposing to make, subject to market and other conditions, an offering of up to $200 million aggregate principal amount of senior notes due 2013 in a private offering. CMC intends to apply the net proceeds of the offering: (a) to fund the purchase of its 7.20% Notes due 2005 that are tendered to CMC pursuant to the tender offer announced by CMC on October 31, 2003, (b) to fund the acquisition of a 71% interest in Huta Zawiercie SA, the third largest producer of steel in Poland, and (c) for general corporate purposes, as to any remaining proceeds.

         The notes have not been registered under the Securities Act of 1933 or any state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                     -(END)-

Contact:    Bill Larson
            Vice President & Chief Financial Officer
            214.689.4325
            www.commercialmetals.com


2004-03